Exhibit 1.2

INTERNATIONAL FLAVORS & FRAGRANCES INC.

15,000,000 6.00% TANGIBLE EQUITY UNITS

UNDERWRITING AGREEMENT

September 12, 2018

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

International Flavors & Fragrances Inc., a New York corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you are acting as managers (the “Managers”), 15,000,000 6.00% Tangible Equity Units (the “Firm Units”). The Company also proposes to issue and sell to the several Underwriters not more than an additional 1,500,000 6.00% Tangible Equity Units (the “Additional Units”) if and to the extent that the Managers shall have determined to exercise, on behalf of the Underwriters, the right to purchase such Additional Units granted to the Underwriters in Section 2 hereof. The Firm Units and the Additional Units are hereinafter collectively referred to as the “Securities.” Each Security has a stated amount of $50 (the “Stated Amount”) and consists of (1) a prepaid stock purchase contract (each, a “Purchase Contract”) under which the holder has purchased and the Company will agree to automatically deliver on September 15, 2021 subject to any early settlement or redemption of such Purchase Contract pursuant to the provisions thereof and of the Purchase Contract Agreement (the “Purchase Contract Agreement”), to be dated as of the Firm Closing Date (as defined herein), among the Company, and U.S. Bank National Association, as purchase contract agent (the “Purchase Contract Agent”) and the Trustee (as defined below), a number of shares of Common Stock of the Company, par value $0.125 per share (the “Common Stock”), determined pursuant to the terms of the Purchase Contract and the Purchase Contract Agreement and (2) a senior amortizing note with a final installment payment date of September 15, 2021 (each, an “Amortizing Note”) issued by the Company, each of which will have an initial principal amount of $8.45436 and will pay equal quarterly cash installments of $0.75000 (except for the first installment payment, which will be $0.73333). All references herein to the Securities include references to the Purchase Contracts and Amortizing Notes, comprising the Units, unless the context otherwise requires. The Amortizing Notes will be issued pursuant to an indenture, dated as of March 2, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by that certain supplemental indenture, between the Company and the Trustee, to be dated as of the Firm Closing Date (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Securities and the Purchase Contracts will be issued pursuant to the Purchase Contract Agreement. This Agreement, the Purchase Contract Agreement, the Base Indenture and the Supplemental Indenture are referred to herein as the “Transaction Documents.”

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement, including a prospectus, relating to the Securities, the Issuable Common Stock, the Purchase Contracts and the Amortizing Notes. The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement,” and the prospectus in the form first used to confirm sales of Securities, the Issuable Common Stock, the Purchase Contracts and the Amortizing Notes (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus.

For purposes of this Underwriting Agreement (this “Agreement”), “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the preliminary prospectus together with the documents and pricing information set forth in Schedule IIA hereto. As used herein, the terms “Registration Statement,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof. The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Time of Sale Prospectus, any preliminary prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1. Representations and Warranties. The Company represents and warrants to and agrees with each of the Underwriters that:

(a) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the best of the Company’s knowledge, threatened by the Commission. If the Registration Statement is an automatic shelf registration statement as defined in Rule 405 under the Securities Act, the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(b) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act, the Trust Indenture Act of 1939 (the “Trust Indenture Act”) and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Registration Statement, when such part became effective, did not contain, and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (v) the Time of Sale Prospectus, as of the time when sales of Securities were first made, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vi) each free writing prospectus, including any road show presentation, identified on Schedule IIB hereto when considered together with the Time of Sale Prospectus at the time when sales of the Securities were first made, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vii) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Managers expressly for use therein.

(c) The Company is not an “ineligible issuer” (as defined in Rule 405 under the Securities Act) in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act in connection with the offering of the Securities has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or behalf of or used or referred to by the Company as of its date and at all times through the offering and sale of the Securities complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule II hereto, the Company has not prepared, used or referred to, and will not, without the Managers’ prior consent, prepare, use or refer to, any free writing prospectus in connection with the offering of the Securities. Notwithstanding the foregoing, the representations and warranties set forth in this paragraph do not apply to statements or omissions in any such free writing prospectus based upon information relating to any Underwriter furnished to the Company in writing by any Underwriter through the Managers expressly for use therein.

(d) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(e) Each significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued ownership interests of each such subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims.

(f) This Agreement has been duly authorized, executed and delivered by the Company.

(g) The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the Time of Sale Prospectus and the Prospectus.

(h) The shares of Common Stock outstanding prior to the issuance of the Securities and the Issuable Common Stock have been duly authorized and are validly issued, fully paid and non-assessable.

(i) The Company has all requisite corporate power and authority to execute, deliver and perform all of its obligations under each of the Transaction Documents to which it is a party and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party to be consummated on its part and, without limitation, the Company has all requisite corporate power and authority to issue, sell and deliver the Securities, and the Company has all requisite corporate power and authority to issue, sell and deliver the shares of Common Stock to be issued and delivered by the Company pursuant to the Purchase Contract Agreement and the Purchase Contracts (the “Issuable Common Stock”). The Company has duly authorized the execution, delivery and performance of each of the Transaction Documents to which it is a party. The Transaction Documents conform, or in the case of the Purchase Contract Agreement and the Supplemental Indenture, will conform on the Firm Closing Date, in all material respects to the descriptions thereof in the Time of Sale Prospectus.

(j) The Purchase Contract Agreement, when duly executed and delivered by the Company (assuming the due authorization, execution and delivery thereof by the Purchase Contract Agent and the Trustee), will be a legally binding and valid obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(k) The Base Indenture has been duly executed and delivered by the Company; when the Supplemental Indenture has been duly executed and delivered by the Company, and, assuming that the Indenture is a valid and binding obligation of the Trustee, the Indenture will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(l) The Indenture has been duly qualified under the Trust Indenture Act with respect to the Amortizing Notes.

(m) The Units have been duly authorized and, on the Firm Closing Date or Option Closing Date, as the case may be, will have been validly executed and delivered by the Company. When the Units have been issued, executed and authenticated in accordance with the provisions of the Purchase Contract Agreement and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, the Units will be entitled to the benefits of the Purchase Contract Agreement, and will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforceability thereof may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. On the Firm Closing Date or Option Closing Date, as the case may be, the Firm Units or Additional Units, as applicable, will conform as to legal matters to the description thereof contained in the Time of Sale Prospectus.

(n) The Amortizing Notes have been duly authorized and, on the Firm Closing Date or Option Closing Date, as the case may be, will have been validly executed and delivered by the Company. When the Amortizing Notes have been issued, executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, the Amortizing Notes will be entitled to the benefits of the Indenture, and will be valid and binding obligations of the Company, enforceable in accordance with their terms except as the enforceability thereof may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. On the Firm Closing Date or Option Closing Date, as the case may be, the Amortizing Notes will conform as to legal matters to the descriptions thereof contained in the Time of Sale Prospectus

(o) The Purchase Contracts have been duly authorized and, on the Firm Closing Date or Option Closing Date, as the case may be, will have been validly executed and delivered by the Company. When the Purchase Contracts have been issued, executed and authenticated in accordance with the provisions of the Purchase Contract Agreement and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, the Purchase Contracts will be entitled to the benefits of the Purchase Contract Agreement and will be valid and binding obligations of the Company, enforceable in accordance with their terms except as the enforceability thereof may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. On the Firm Closing Date or Option Closing Date, as the case may be, the Purchase Contracts will conform as to legal matters to the descriptions thereof contained in the Time of Sale Prospectus.

(p) The maximum number of shares of Issuable Common Stock (calculated assuming settlement of the Purchase Contracts at the “maximum settlement rate,” as such term is defined in the Time of Sale Prospectus) have been duly authorized and reserved for issuance by the Company and, when issued and delivered in accordance with the provisions of the Purchase Contracts and the Purchase Contract Agreement, will be validly issued, fully paid and nonassessable and not issued in violation of any preemptive or similar right.

(q) The Company has made application to list the Securities on the New York Stock Exchange (the “NYSE”). The maximum number of shares of Issuable Common Stock issuable by the Company upon settlement of the Purchase Contracts will have been approved for listing on the NYSE on the Firm Closing Date, subject to official notice of issuance.

(r) The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents will not contravene (i) any provision of applicable law or the certificate of incorporation or by-laws of the Company, (ii) any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or (iii) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under the Transaction Documents, except (A) such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities, (B) such as have been obtained under the Trust Indenture Act or (C) in the case of clauses (ii) and (iii) above, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(s) There has not occurred any material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus.

(t) There are no legal or governmental proceedings pending or, to the best knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject (i) other than proceedings described in all material respects in the Time of Sale Prospectus, (ii) other than proceedings that would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under the Transaction Documents or to consummate the transactions contemplated by the Time of Sale Prospectus or (iii) that are required to be described in the Registration Statement or the Prospectus and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(u) The Company and each subsidiary possess such valid and current certificates, authorizations, permits, licenses, approvals, consents and other authorizations issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, except where failure to possess such certificates, authorizations, permits, licenses, approvals, consents and other authorizations would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, property, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. Neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization, permit, license, approval, consent or other authorization which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(v) Except as would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, the Company and its subsidiaries are insured by recognized and reputable institutions with policies in such amounts and with such deductibles and covering such risks as is reasonable, adequate and prudent for their businesses in the view of the Company. All policies of insurance insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no material claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for.

(w) Each preliminary prospectus filed as part of the registration statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(x) The authorized, issued and outstanding capital stock of the Company is as set forth in the Time of Sale Prospectus and the Prospectus under the caption “Capitalization.”

(y) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(z) Except as described in the Time of Sale Prospectus, the Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(aa) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(bb) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company (i) to file a registration statement under the Securities Act with respect to any securities of the Company or (ii) include such securities with the Securities registered pursuant to the Registration Statement, in each case in connection with the sale of Securities contemplated by the Transaction Documents.

(cc) The Company or its subsidiaries own or possess, or can acquire on reasonable terms, a valid right to use all patents, trademarks, service marks, trade names, copyrights, patentable inventions, trade secret, know-how and other intellectual property (collectively, the “Intellectual Property”) used by the Company or its subsidiaries in, and material to, the conduct of the Company’s or its subsidiaries’ business as now conducted or as proposed in the Time of Sale Prospectus and the Prospectus to be conducted. Except as set forth in the Time of Sale Prospectus and the Prospectus, to the Company’s knowledge, there is no material infringement by third parties of any of the Company’s Intellectual Property. Except as set forth in the Time of Sale Prospectus and the Prospectus, to the Company’s knowledge, (A) there are no legal or governmental actions, suits, proceedings or claims pending or, to the best of the Company’s knowledge, threatened against the Company (i) challenging the Company’s rights in or to any Intellectual Property, (ii) challenging the validity or scope of any Intellectual Property owned by the Company, or (iii) alleging that the operation of the Company’s business as now conducted infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of a third party, and (B) there are no facts which would form a reasonable basis for any such action, suit, proceeding or claim, except, in the case of (A) and (B), for any such action, suit, proceeding or claim that would not, individually or in the aggregate, have a material adverse effect on the business, property, financial condition or results of operations of the Company.

(dd) No material dispute with the employees of the Company or any of its subsidiaries exists, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, that could, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(ee) Neither the Company nor any of its subsidiaries or affiliates, nor, to the best of the Company’s knowledge, any director, officer, employee, agent or representative (in their capacity as such) of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-

owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage in violation of applicable anti-corruption laws; and the Company and its subsidiaries and affiliates have conducted their businesses in compliance in all material respects with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein. Neither the Company nor its subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws.

(ff) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of all jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(gg) (i) Neither the Company nor any of its subsidiaries, nor any director, officer or, to the best of the Company’s knowledge, employee of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are:

(A) a Person with whom dealings are restricted or prohibited by any sanctions administered or enforced by the U.S. Government (including, without limitation, U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce or the U.S. Department of State), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”), or

(B) located, organized or resident in a country or territory with which dealings are broadly restricted or prohibited by any Sanctions (currently Cuba, Iran, North Korea, Syria and Crimea).

(ii) The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions as will result in violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise); or

(B) in any other manner as will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) Except as disclosed, for the past 5 years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the target of Sanctions then in effect, in each case, in violation of any Sanctions or in a manner that would reasonably be expected to cause the Company or its subsidiaries to become the target of Sanctions.

(hh) Except as described in the Time of Sale Prospectus, the Company and each of its subsidiaries have filed all necessary federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a material adverse effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not have a material adverse effect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its subsidiaries and which could reasonably be expected to have) a material adverse effect on the Company and its subsidiaries, taken as a whole.

(ii) The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement. The Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting. Since the date of the latest audited financial statements included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(jj) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; the Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act; and such disclosure controls and procedures are effective.

(kk) (i) The consolidated financial statements of the Company and its consolidated subsidiaries and the related notes thereto included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as of the dates indicated and the consolidated results of their operations and the consolidated changes in their cash flows for the periods specified in conformity with U.S. generally accepted accounting principles (subject to normal year-end adjustments) applied on a consistent basis throughout the periods covered thereby; and (ii) to the knowledge of the Company, the financial statements of Frutarom Industries Ltd. (“Frutarom”) and its consolidated subsidiaries and the related notes and schedules thereto included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus present fairly in all material respects the consolidated financial position of Frutarom and its consolidated subsidiaries as of the date indicated and the consolidated results of their operations and the consolidated changes in their cash flows for the period specified in conformity with International Financial Reporting Standards applied on a consistent basis throughout the period covered thereby.

(ll) The pro forma consolidated financial statements and the related notes thereto set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus present fairly, in all material respects, the information contained therein, have been prepared in accordance with Article 11 of Regulation S-X with respect to pro forma financial statements and have been properly presented on the basis described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(mm) The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(nn) The Agreement and Plan of Merger by and among the Company, Icon Newco Ltd. and Frutarom, dated as of May 7, 2018 (the “Merger Agreement”) is in full force and effect; the Company has not received any notice of breach or termination of the Merger Agreement; to the knowledge of the Company, the representations of Frutarom in the Merger Agreement are accurate.

(oo) (i) PricewaterhouseCoopers LLP, which has audited and reviewed certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Exchange Act; and (ii) to the knowledge of the Company, Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, which has audited and reviewed certain financial statements of Frutarom and its subsidiaries, is an independent certified public accounting firm with respect to Frutarom and its subsidiaries within the applicable rules and regulations adopted by the Commission and IESBA Code of Ethics and as required by the Exchange Act.

(pp) The Company acknowledges, accepts, and agrees that liabilities arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority and acknowledges, accepts, and agrees to be bound by: (i) the effect of the exercise of Bail-in Powers (as hereinafter defined) by the Relevant Resolution Authority (as hereinafter defined) in relation to any BRRD Liability (as hereinafter defined) of the Underwriters to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof: (a) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon; (b) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the Underwriters or another person (and the issue to or conferral on the Company of such shares, securities or obligations); (c) the cancellation of the BRRD Liability; or (d) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and (ii) the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority. As used in this Section 1(bb), “Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time; “Bail-in Powers” means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation; “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms; “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499; “BRRD Liability” has the same meaning as in such laws, regulations, rules or requirements implementing the BRRD under the applicable Bail-in Legislation; and “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the Underwriters.

The Company acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between the Underwriters and the Company, relating to the subject matter of this Agreement.

2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective numbers of Firm Units set forth in Schedule I hereto opposite its name at $48.575 per Unit (the “Purchase Price”).

On the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, the Company agrees to sell to the Underwriters the Additional Units, and the Underwriters shall have the right to purchase, severally and not jointly, up to 1,500,000 Additional Units at the Purchase Price. The Managers may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement. Any exercise notice shall specify the number of Additional Units to be purchased by the Underwriters and the date on which such Additional Units are to be purchased. Each purchase date must be at least two business day after the written notice is given and may not be earlier than the closing date for the Firm Units nor later than seven business days after the date of such notice. Additional Units may be purchased as provided in Section [    ] hereof solely for the purpose of covering over-allotment sales of securities in excess of the number of the Firm Units. On each day, if any, that Additional Units are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Additional Units (subject to such adjustments to eliminate fractional securities as the Managers may determine) that bears the same proportion to the total number of Additional Units to be purchased on such Option Closing Date as the number of Firm Units set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Firm Units.

3. Terms of Public Offering. The Company is advised by the Managers that the Underwriters propose to make a public offering of their respective portions of the Securities as soon after the Registration Statement and this Agreement have become effective as in the Managers’ judgment is advisable. The Company is further advised by the Managers that the Securities are to be offered to the public upon the terms set forth in the Prospectus.

4. Payment and Delivery. Payment for the Firm Units shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm Units for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on September 17, 2018, or at such other time on the same or such other date, not later than September 21, 2018, as shall be designated in writing by the Managers. The time and date of such payment are hereinafter referred to as the “Firm Closing Date.”

Payment for any Additional Units shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Units for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than October 18, 2018, as shall be designated in writing by the Managers.

The Firm Units and Additional Units shall be registered in such names and in such denominations as the Managers shall request in writing not later than one full business day prior to the Firm Closing Date or the applicable Option Closing Date, as the case may be. The Firm Units and Additional Units shall be delivered to the Managers on the Firm Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Underwriters, with any transfer taxes payable in connection with the transfer of the Securities to the Underwriters duly paid, against payment of the Purchase Price therefor.

5. Conditions to the Underwriters’ Obligations. The several obligations of the Underwriters are subject to the following conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Firm Closing Date:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the securities of the Company or in the rating outlook for the Company by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus that, in the Managers’ judgment, is material and adverse and that makes it, in the Managers’ judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Prospectus.

(b) The Underwriters shall have received on the Firm Closing Date a certificate, dated the Firm Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Firm Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Firm Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c) The Underwriters shall have received on the Firm Closing Date an opinion of Cleary Gottlieb Steen & Hamilton LLP, outside counsel for the Company, dated the Firm Closing Date, in form and substance satisfactory to the Underwriters.

(d) The Underwriters shall have received on the Firm Closing Date an opinion of Davis Polk & Wardwell LLP, counsel for the Underwriters, dated the Firm Closing Date, in form and substance satisfactory to the Underwriters.

(e) The Underwriters shall have received, on each of the date hereof and the Firm Closing Date, (i) a letter dated the date hereof or the Firm Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from PricewaterhouseCoopers LLP, independent public accounting firm for the Company, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information of the Company contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Firm Closing Date shall use a “cut-off date” not earlier than the date hereof; and (ii) a letter dated the date hereof or the Firm Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, independent accountants for Frutarom, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information of Frutarom contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Firm Closing Date shall use a “cut-off date” not earlier than the date hereof.

(f) At the date of this Agreement, the Managers shall have received agreements substantially in the form of Exhibit A hereto signed by the persons listed in Schedule IV hereto.

(g) The Company, the Purchase Contract Agent and the Trustee shall have executed and delivered the Purchase Contract Agreement and the Underwriters shall have received copies, conformed as executed, thereof.

(h) The Company and the Trustee shall have executed and delivered each of the Base Indenture and the Supplemental Indenture and the Underwriters shall have received copies, conformed as executed, thereof.

(i) An application for the listing of the Securities and the Issuable Common Stock shall have been submitted to the NYSE, and satisfactory evidence of such actions shall have been provided to the Managers. The Issuable Common Stock shall have been approved for listing, subject to official notice of issuance.

(j) The several obligations of the Underwriters to purchase Additional Units hereunder are subject to the delivery to the Managers on the applicable Option Closing Date of the following:

(i) a certificate, dated the Option Closing Date and signed by an executive officer of the Company, confirming that the certificate delivered on the Firm Closing Date pursuant to Section 5(b) hereof are true and correct as of such Option Closing Date;

(ii) an opinion of Cleary Gottlieb Steen & Hamilton LLP, outside counsel for the Company, dated the Option Closing Date, relating to the Additional Units to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(c) hereof;

(iii) an opinion of Davis Polk & Wardwell LLP, counsel for the Underwriters, dated the Option Closing Date, relating to the Additional Units to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(d) hereof; and

(iv) separate letters dated the Option Closing Date, in form and substance satisfactory to the Underwriters, from (i) PricewaterhouseCoopers LLP, acting as independent public accounting firm for the Company and (ii) Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, independent accountants for Frutarom, in each case substantially in the same form and substance as the respective letters furnished to the Underwriters pursuant to Section 5(e) hereof; provided that the letters delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date.

6. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) To furnish to the Managers, without charge, a signed copy of the Registration Statement (including exhibits thereto and documents incorporated by reference therein) and to deliver to each of the Underwriters during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Time of Sale Prospectus, the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto or to the Registration Statement as the Managers may reasonably request.

(b) Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to the Managers a copy of each such proposed amendment or supplement, and not to file any such proposed amendment or supplement to which the Managers reasonably object, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

(c) To furnish to the Managers a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which the Managers reasonably object.

(d) Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e) If the Time of Sale Prospectus is being used to solicit offers to buy the Securities at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f) If, during such period after the first date of the public offering of the Securities as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses the Managers will furnish to the Company) to which Securities may have been sold by the Managers on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Managers shall reasonably request; provided that in connection therewith, the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or assume any ongoing reporting obligations to any governmental or other authorities or jurisdictions.

(h) To the extent not available on the Commission’s EDGAR filing system, to make generally available to the Company’s security holders and to the Managers as soon as practicable an earnings statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(i) Whether or not the transactions contemplated in the Transaction Documents are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under the Transaction Documents, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Securities under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Securities (within the time required by Rule 456(b)(1), if applicable), all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Securities or the Issuable Common Stock, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Securities by the Financial Industry Regulatory Authority, (v) all costs and expenses incident to listing the Securities and the Issuable Common Stock on the NYSE, (vi) the cost of printing certificates representing the Securities, (vii) the costs and charges of any transfer agent, registrar or depositary, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, and travel and lodging expenses of the representatives and officers of the Company and any such consultants and the cost of any aircraft chartered in connection with the road show, (ix) the document production charges and expenses associated with printing the Transaction Documents, (x) the fees and expenses of the Purchase Contract Agent in connection with the Purchase Contracts, the Purchase Contract Agreement and the Securities; (xi) the fees and expenses of the Trustee in connection with the Amortizing Notes, the Indenture and the Securities; and (xii) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8 entitled “Indemnity and Contribution,” and the last paragraph of Section 10 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

(j) The Company will prepare a final term sheet, containing a description of final terms of the Securities, the offering thereof and the concurrent offering of the Company’s Common Stock, in the form approved by the Representatives and attached as Schedule III hereto and will file such term sheet pursuant to Rule 433(d) under the Act within the time required by such Rule.

(k) The Company will reserve and keep available at all times, free of preemptive rights, the maximum number of shares of Issuable Common Stock issuable under the Purchase Contract Agreement (calculated assuming settlement of the Purchase Contracts at the “maximum settlement rate,” as such term is defined in the Time of Sale Prospectus).

(l) The Company will not, between the date hereof and the Firm Closing Date, do or authorize any act or thing that would result in an adjustment of the settlement rates of the Purchase Contracts.

(m) The Company will use its reasonable best efforts to cause the listing of the Issuable Common Stock on the NYSE. The Company will use its reasonable best efforts to cause the listing of the Securities on the NYSE within 30 days of the Firm Closing Date. The Company will use its commercially reasonable efforts to maintain such listing of the Issuable Common Stock and the Securities on the NYSE for so long as the Securities are outstanding and the Company’s Common Stock is listed on the NYSE.

(n) The Company also covenants with each Underwriter that, without the prior written consent of the Managers on behalf of the Underwriters, it will not, during the period ending 90 days after the date of the Prospectus (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or make any public announcement of its intention to enter into any of the foregoing transactions, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause 1 or 2 above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. The foregoing sentence shall not apply to (a) the Securities to be sold hereunder or the shares of Common Stock issuable pursuant to the Acquisition Agreement, (b) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the Underwriters have been advised in writing, (c) the contemplated concurrent issuance by the Company of shares of Common Stock, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period or (e) the issuance of the Issuable Common Stock.

7. Covenants of the Underwriters. Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.

8. Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act (an “issuer free writing prospectus”), including, without limitation, those listed on Schedule II hereto, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), including, without limitation, those listed on Schedule II hereto, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Managers expressly for use therein.

(b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through the Managers expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus, including, without limitation, those listed on Schedule I hereto, any road show, or the Prospectus or any amendment or supplement thereto.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8 or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Managers, in the case of parties indemnified pursuant to Section 8, and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) To the extent the indemnification provided for in Section 8 or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters bear to the aggregate initial public offering price of the Securities as set forth in the Prospectus. The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective number of Securities they have purchased hereunder, and not joint.

(e) The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

9. Termination. The Underwriters may terminate this Agreement by notice given by the Managers to the Company, if after the execution and delivery of this Agreement and prior to the Firm Closing Date (i) trading generally shall have been suspended or materially limited on the NYSE or Nasdaq Global Market, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in the Managers’ judgment, is material and adverse and which, singly or together with any other event specified in this clause 9, makes it, in the Managers’ judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

10. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Firm Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Securities to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Firm Units set forth opposite their respective names in Schedule I bears to the aggregate number of Firm Units set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as the Managers may specify, to purchase the Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Securities that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such number of Securities without the written consent of such Underwriter. If, on the Firm Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Securities and the aggregate number of Firm Units with respect to which such default occurs is more than one-tenth of the aggregate number of Firm Units to be purchased on such date, and arrangements satisfactory to the Managers and the Company for the purchase of such Firm Units are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company. In any such case either the Managers or the Company shall have the right to postpone the Firm Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Units and the aggregate number of Additional Units with respect to which such default occurs is more than one-tenth of the aggregate number of Additional Units to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Units to be sold on such Option Closing Date or (ii) purchase not less than the number of Additional Units that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

11. Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company and the Underwriters with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Securities.

(b) The Company acknowledges that in connection with the offering of the Securities: (i) the Underwriters have acted at arm’s length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Company. The Company waives to the fullest extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

15. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to the Managers in care of Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: (212) 622-8358); Attention: Equity Syndicate Desk; and Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel (fax: (646) 291-1469); and if to the Company shall be delivered, mailed or sent to International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019, Attention: Chief Financial Officer, Fax: (212) 708-7144.

Very truly yours,

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Richard A. O’Leary
	Name:	Richard A. O’Leary
	Title:	Executive Vice President and Chief Financial Officer

Accepted as of the date hereof

MORGAN STANLEY & CO. LLC CITIGROUP GLOBAL MARKETS INC. J.P. MORGAN SECURITIES LLC

Acting severally on behalf of themselves and the several Underwriters named in Schedule I hereto

By:	MORGAN STANLEY & CO. LLC

By:	/s/ Joel Carter
	Name:	Joel Carter
	Title:	Managing Director

By:	CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Nick Regas
	Name:	Nick Regas
	Title:	Managing Director

By:	J.P. MORGAN SECURITIES LLC

By:	/s/ Eugene Sohn
	Name:	Eugene Sohn
	Title:	Executive Director

SCHEDULE I

Underwriter	Number of Firm Units To Be Purchased
Morgan Stanley & Co. LLC	6,613,650
Citigroup Global Markets Inc.	1,616,700
J.P. Morgan Securities LLC	1,616,700
BNP Paribas Securities Corp.	1,616,700
Citizens Capital Markets, Inc.	587,850
ING Financial Markets LLC	587,850
MUFG Securities Americas Inc.	587,850
U.S. Bancorp Investments, Inc.	587,850
Wells Fargo Securities, LLC	587,850
Standard Chartered Bank	450,000
HSBC Securities (USA) Inc.	147,000

Total:	15,000,000

SCHEDULE II

A. Time of Sale Prospectus

1.	Preliminary Prospectus issued September 10, 2018

2.	Free Writing Prospectuses:

Pricing Term Sheet, dated September 12, 2018, substantially in the form of Schedule III

B. Free Writing Prospectuses not included in the Time of Sale Prospectus

1.	Equity road show presentation dated September 10, 2018

SCHEDULE III

Filed pursuant to Rule 433

Dated September 12, 2018

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplements

dated September 10, 2018 and the

Prospectus dated August 6, 2018

Registration No. 333-209889

International Flavors & Fragrances Inc.

Concurrent Offerings of

11,516,315 Shares of Common Stock

(the “Common Stock Offering”)

and

15,000,000 6.00% Tangible Equity Units

(the “Units Offering”)

The information in this pricing term sheet relates only to the Common Stock Offering and the Units Offering and should be read together with (i) (a) in the case of investors purchasing in the Common Stock Offering, the preliminary prospectus supplement, dated September 10, 2018, relating to the Common Stock Offering (the “Common Stock Preliminary Prospectus Supplement”) or (b) in the case of investors purchasing in the Units Offering, the preliminary prospectus supplement, dated September 10, 2018, relating to the Units Offering (the “Units Preliminary Prospectus Supplement” and, together with the Common Stock Preliminary Prospectus Supplement, the “Preliminary Prospectus Supplements”), each as filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and (ii) the related base prospectus dated August 6, 2018, included in the Registration Statement (File No. 333-209889), in each case, including the documents incorporated by reference therein. Terms used but not defined herein have the meanings assigned to such terms in the applicable Preliminary Prospectus Supplement.

A. Issuer:	International Flavors & Fragrances Inc., a New York corporation.

Ticker / Exchange for Common Stock:	IFF/New York Stock Exchange (“NYSE”) IFF/Euronext Paris

Pricing Date:	September 12, 2018.

Settlement Date:	September 17, 2018.

Last Reported Sale Price of the Common Stock on the NYSE on the Pricing Date:	$131.15

Common Stock Offering

B. Title of Securities:	Common stock, par value $0.125 per share, of Issuer (“Common Stock”).

Number of Shares of Common Stock Offered:	11,516,315 shares (or 12,667,947 shares if the underwriters of the Common Stock Offering exercise their option to purchase additional shares of Common Stock in full).

Outstanding Common Stock after Common Stock Offering:	90,564,368 shares (or 91,716,000 shares if the underwriters of the Common Stock Offering exercise their option to purchase additional shares of Common Stock in full).

Common Stock Public Offering Price:

$130.25 per share

$1,500,000,028.75 in the aggregate (or $1,650,000,096.75 in the aggregate if the underwriters of the Common Stock Offering exercise their option to purchase additional shares of Common Stock in full).

Underwriting Discount:

$3.712125 per share

$42,750,000.82 in the aggregate (or $47,025,002.76 in the aggregate if the underwriters of the Common Stock Offering exercise their option to purchase additional shares of Common Stock in full)

Estimated Net Proceeds to Issuer from the Common Stock Offering:	The net proceeds from the sale of Common Stock in the Common Stock Offering, after deducting the underwriting discounts and estimated offering expenses, will be approximately $1,456 million (or approximately $1,602 million if the underwriters of the Common Stock Offering exercise their option to purchase additional shares of Common Stock in full).

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Senior Lead Manager:	BNP Paribas Securities Corp.

Co-Managers:	BTIG, LLC Citizens Capital Markets, Inc. ING Financial Markets LLC MUFG Securities Americas Inc. Wells Fargo Securities, LLC HSBC Securities (USA) Inc.

C. Units Offering

Title of Securities:	6.00% Tangible Equity Units (the “Units”).

Number of Units Offered:	15,000,000 Units (or 16,500,000 Units if the underwriters of the Units Offering exercise their over-allotment option to purchase additional Units in full).

Stated Amount:	Each Unit has a stated amount of $50.

Composition of Units:

Each Unit is comprised of two parts:

a prepaid stock purchase contract issued by Issuer (a “Purchase Contract”); and

a senior amortizing note issued by Issuer (an “Amortizing Note”), which has an initial principal amount of $8.45436 per Amortizing Note, bears interest at a rate of 3.79% per annum and has a final installment payment date of September 15, 2021.

Fair Market Value of the Units:	Issuer has determined that the fair market value of each Amortizing Note is $8.45436 and the fair market value of each Purchase Contract is $41.54564.

Reference Price:	$50 divided by the Maximum Settlement Rate, which is initially approximately equal to the Common Stock Public Offering Price in the concurrent Common Stock Offering described above.

Threshold Appreciation Price:	$50 divided by the Minimum Settlement Rate, which is initially approximately $159.54 and represents an approximately 22.5% appreciation over the Reference Price.

Minimum Settlement Rate:	0.3134 shares of Common Stock per Purchase Contract (subject to adjustment as described in the Units Preliminary Prospectus Supplement).

Maximum Settlement Rate:	0.3839 shares of Common Stock per Purchase Contract (subject to adjustment as described in the Units Preliminary Prospectus Supplement).

Settlement Rate:	The following table illustrates the settlement rate per Purchase Contract and the value of Common Stock issuable upon settlement on the Mandatory Settlement Date, determined using the “applicable market value” (as defined in the Units Preliminary Prospectus Supplement) shown, subject to adjustment as described in the Units Preliminary Prospectus Supplement:

Applicable Market Value of Common Stock	Settlement Rate	Value of Common Stock Delivered (Based on the Applicable Market Value Thereof)

Less than the Reference Price	The Maximum Settlement Rate	Less than $50

Greater than or equal to the Reference Price but less than or equal to the Threshold Appreciation Price	A number of shares of Common Stock equal to $50, divided by the applicable market value	$50

Greater than the Threshold Appreciation Price	The Minimum Settlement Rate	Greater than $50

D. Early Settlement Upon a Fundamental Change:	The following table sets forth the “fundamental change early settlement rate” (as defined in the Units Preliminary Prospectus Supplement) per Purchase Contract for each stock price and effective date set forth below:

	Stock Price
Effective Date	$50.00	$100.00	$130.25	$135.00	$140.00	$159.54	$175.00	$207.40	$225.00	$275.00	$300.00
September 17, 2018	0.3223	0.3321	0.3217	0.3197	0.3175	0.3096	0.3052	0.3012	0.3007	0.3016	0.3023
September 15, 2019	0.3421	0.3482	0.3337	0.3306	0.3273	0.3153	0.3088	0.3045	0.3044	0.3054	0.3059
September 15, 2020	0.3626	0.3671	0.3493	0.3445	0.3392	0.3202	0.3119	0.3084	0.3086	0.3093	0.3096
September 15, 2021	0.3839	0.3839	0.3839	0.3704	0.3571	0.3134	0.3134	0.3134	0.3134	0.3134	0.3134

E.	The exact stock prices and effective dates may not be set forth in the table above, in which case:

•   if the applicable stock price is between two stock prices in the table or the applicable effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;

•   if the applicable stock price is greater than $300.00 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above), then the fundamental change early settlement rate will be the Minimum Settlement Rate; or

•   if the applicable stock price is less than $50.00 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above, the “Minimum Stock Price”), the fundamental change early settlement rate will be determined as if the stock price equaled the Minimum Stock Price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table.

The maximum number of shares of Common Stock deliverable under a Purchase Contract is 0.3839, subject to adjustment in the same manner and at the same time as the fixed settlement rates as set forth under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates” in the Units Preliminary Prospectus Supplement.

Early Mandatory Settlement at Issuer’s Election:	Issuer has the right to settle the Purchase Contracts on or after June 18, 2019, in whole but not in part, on a date fixed by Issuer as described in the Units Preliminary Prospectus Supplement at the “early mandatory settlement rate,” which will be the Maximum Settlement Rate as of the “notice date” (as defined in the Units Preliminary Prospectus Supplement), unless the closing price of Issuer’s Common Stock for the 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately preceding the notice date (including the last trading day of such period) exceeds 130% of the Threshold Appreciation Price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the Minimum Settlement Rate as of the notice date.

Merger Termination Redemption:

If the closing of the Merger has not occurred on or prior to February 7, 2019, or if, prior to such date, the Merger Agreement is terminated, the Issuer may elect to redeem all, but not less than all, of the outstanding Purchase Contracts, for the applicable redemption amount, as described under “Description of the Purchase Contracts—Merger Termination Redemption” in the Units Preliminary Prospectus Supplement, by delivering notice during the five business day period immediately following February 7, 2019.

“Redemption amount” per Purchase Contract means:

•   if the merger termination stock price is equal to or less than the Reference Price, an amount of cash equal to (x) $50 less (y) the applicable repurchase price for the Amortizing Notes; or

•   if the merger termination stock price is greater than the Reference Price, a number of shares of the Common Stock equal to the merger redemption rate determined by reference to the table set forth below; provided that the Issuer may elect to pay cash in lieu of delivering any or all of the shares of Common Stock in an amount equal to such number of shares multiplied by the redemption market value; provided further that, if the Issuer so elects to pay cash, the Issuer will specify in the merger redemption notice the number of shares of Common Stock that will be replaced with cash.

The following table sets forth the “merger redemption rate” (as defined in the Units Preliminary Prospectus Supplement) per Purchase Contract for each merger termination stock price set forth below:

F. Merger Termination Stock Price	Merger Redemption Rate
$130.25, which is approximately equal to the Reference Price	0.3264 (“Maximum Redemption Rate”)
$135.00	0.3240
$140.00	0.3214
$159.54	0.3118
$175.00	0.3066
$207.40	0.3025
$225.00	0.3022
$275.00	0.3031
$300.00	0.3037 (“Minimum Redemption Rate”)

G.	The exact merger termination stock prices may not be set forth in the table above, in which case:

•   if the applicable merger termination stock price is between two merger termination stock prices in the table, the merger redemption rate will be determined by straight line interpolation between the merger redemption rates set forth for the higher and lower merger termination stock prices;

•   if the merger termination stock price is greater than $300.00 per share (subject to adjustment at the same time and in the same manner as the merger termination stock prices set forth in the table above), then the merger redemption rate will be the Minimum Redemption Rate; or

•   if the merger termination stock price is less than $130.25 per share (subject to adjustment at the same time and in the same manner as the merger termination stock prices set forth in the table above), then the merger redemption rate will be the Maximum Redemption Rate.

Initial Principal Amount of Amortizing Notes:

$8.45436 per Amortizing Note

$126,815,400 in aggregate (or $139,496,940 in the aggregate if the underwriters of the Units Offering exercise their over-allotment option to purchase additional Units in full).

Installment Payment Dates:	Each March 15, June 15, September 15 and December 15, commencing on December 15, 2018, with a final installment payment date of September 15, 2021.

Payments on the Amortizing Notes:	The Amortizing Notes will pay holders equal quarterly cash installments of $0.75000 per Amortizing Note (except for the December 15, 2018 installment payment, which will be $0.73333 per Amortizing Note), which cash payment in the aggregate will be equivalent to 6.00% per annum with respect to each $50 Stated Amount of Units. Each installment will constitute a payment of interest (at a rate of 3.79% per annum) and a partial repayment of principal on the Amortizing Note, allocated as set forth in the following amortization schedule:

H. Scheduled Installment Payment Date	Amount of Principal	Amount of Interest
December 15, 2018	$0.65497	$0.07836
March 15, 2019	$0.67606	$0.07394
June 15, 2019	$0.68247	$0.06753
September 15, 2019	$0.68894	$0.06106

H. Scheduled Installment Payment Date	Amount of Principal	Amount of Interest
December 15, 2019	$0.69547	$0.05453
March 15, 2020	$0.70206	$0.04794
June 15, 2020	$0.70872	$0.04128
September 15, 2020	$0.71544	$0.03456
December 15, 2020	$0.72222	$0.02778
March 15, 2021	$0.72907	$0.02093
June 15, 2021	$0.73598	$0.01402
September 15, 2021	$0.74296	$0.00704

I. Repurchase of Amortizing Notes at the Option of the Holder:	If Issuer elects to settle the Purchase Contracts early or in the event of a Merger Termination Redemption, holders of Amortizing Notes (whether as holders of Units or separate Amortizing Notes) will have the right to require Issuer to repurchase some or all of their Amortizing Notes for cash at a repurchase price per Amortizing Note equal to the principal amount of such Amortizing Note as of the repurchase date, plus accrued and unpaid interest on such principal amount from, and including, the immediately preceding Installment Payment Date to, but not including, the repurchase date, calculated at a rate of 3.79% per annum.

Units Public Offering Price:	$50 per Unit $750,000,000 in the aggregate (or $825,000,000 in the aggregate if the underwriters of the Units Offering exercise their over-allotment option to purchase additional Units in full).

Underwriting Discount:	$1.425 per Unit $21,375,000 in the aggregate (or $23,512,500 in the aggregate if the underwriters of the Units Offering exercise their over-allotment option to purchase additional Units in full).

Estimated Net Proceeds to Issuer from the Units Offering:	The net proceeds from the sale of Units in the Units Offering, after deducting the underwriting discounts and estimated offering expenses, will be approximately $726 million (or $799 million if the underwriters of the Units Offering exercise their over-allotment option to purchase additional Units in full).

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Senior Lead Manager:	BNP Paribas Securities Corp.

Co-Managers:	Citizens Capital Markets, Inc. ING Financial Markets LLC MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC Standard Chartered Bank HSBC Securities (USA) Inc.

Listing:	Issuer has applied to list the Units on the NYSE under the symbol “IFFT.” However, Issuer can give no assurance that the Units will be so listed. If the Units are approved for listing, Issuer expects trading on the NYSE to begin within 30 calendar days after the Units are first issued.

CUSIP for the Units:	459506 309

ISIN for the Units:	US4595063094

CUSIP for the Purchase Contracts:	459506 119

ISIN for the Purchase Contracts:	US4595061197

CUSIP for the Amortizing Notes:	459506 200

ISIN for the Amortizing Notes:	US4595062005

Issuer has filed a registration statement (including a prospectus and the related Preliminary Prospectus Supplements) with the Securities and Exchange Commission (the “SEC”) for the Common Stock Offering and the Units Offering. Before you invest, you should read the prospectus in that registration statement, the applicable Preliminary Prospectus Supplements and other documents Issuer has filed with the SEC for more complete information about Issuer and the Common Stock Offering and the Units Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC, Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; Citigroup Global Markets Inc. toll-free at 1-800-831-9146, or by mail at Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions 1155 Long Island Avenue, Edgewood, NY 11717, or via telephone: 1-866-803-9204.

This communication should be read in conjunction with the Preliminary Prospectus Supplements and the accompanying prospectus. The information in this communication supersedes the information in the relevant Preliminary Prospectus Supplement and the accompanying prospectus to the extent inconsistent with the information in such Preliminary Prospectus Supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE IV

List of Persons and Entities Subject to Lock-up

Officers:

Andreas Fibig

Nicolas Mirzayantz

Matthias Haeni

Richard A. O’Leary

Francisco Fortanet

Susana Suarez

Anne Chwat

Gregory Yep

Robert G. Anderson

Directors:

Marcello V. Bottoli

Linda B. Buck

Michael Ducker

David R. Epstein

Roger W. Ferguson, Jr.

John F. Ferraro

Christina Gold

Katherine M. Hudson

Dale F. Morrison

Stephen Williamson

EXHIBIT A

FORM OF LOCK-UP LETTER

                         , 2018

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC (collectively, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with International Flavors & Fragrances Inc., a New York corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including the Representatives (the “Underwriters”), of tangible equity units of the Company (the “Tangible Equity Units”). The Common Stock, par value $0.125 per share of the Company is referred to herein as the “Common Stock.”

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus (the “Restricted Period”) relating to the Public Offering, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or make any public announcement of its intention to enter into any of the foregoing transactions or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Common Stock or other securities as a bona fide gift or as a donation to a charitable organization, (c) distributions of shares of Common Stock or other securities to a corporation, partnership, or limited liability company or other entity that controls or is controlled by, or is under common control with, the undersigned and/or members of the immediate family (as defined below) of the undersigned, or to any investment fund or other entity controlled or managed by the undersigned, in each case in a transaction not involving a disposition for value, (d) transfers of shares of Common Stock or other securities by operation of law, including by way of testate or intestate succession or in connection with any partition of community property or otherwise associated with a proceeding or settlement involving domestic relations, in each case in a transaction not involving a disposition for value, or (e) transfers of shares of Common Stock or other securities to any immediate family member (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin) of the undersigned or to any trust for the direct or indirect benefit of the undersigned or the immediate family member of the undersigned in a transaction not involving a disposition for value; provided that (i) in the case of any transfer or distribution pursuant to clause (b), (c), (d) or (e), each donee or distributee shall sign and deliver a lock-up letter for the balance of the Restricted Period substantially in the form of this letter and (ii) in the case of any transfer or distribution pursuant to clause (b), (c) or (e), no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period.

Notwithstanding the foregoing, the restrictions in this lock-up agreement shall not apply to:

(x) (i) sales of shares of Common Stock or other securities pursuant to any contract, instruction or plan in effect on the date hereof that satisfies the requirements of Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) or (ii) the establishment of a 10b5-1 Plan after the date hereof, provided that (1) such plan established after the date hereof does not provide for the transfer of Common Stock during the Restricted Period and (2) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company during the Restricted Period regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period;

(y) the exercise of warrants or the exercise of stock options granted pursuant to the Company’s stock option/incentive plans or otherwise outstanding on the date hereof under a plan described in the Time of Sale Prospectus, provided that the restrictions of this lock-up agreement shall apply to Common Stock issued upon such exercise; or

(z) either (i) the disposition of Common Stock to the Company upon a vesting event of the Company’s restricted stock units in order to cover tax withholding obligations of the undersigned in connection with such vesting or (ii) to the extent the undersigned holds options to purchase Common Stock under a plan described in the Time of Sale Prospectus that are scheduled to expire during the Restricted Period, the disposition of Common Stock (or the purchase and cancellation of same by the Company) in connection with the exercise of such options on a “cashless” or “net exercise” basis, provided that, in the case of both clause (i) and (ii), any public filing with the SEC or public announcement during the Restricted Period reporting a reduction in beneficial ownership of Common Stock or otherwise made during the Restricted Period on account of the foregoing shall clearly indicate in the footnotes thereto or comments section thereof that such disposition was made pursuant to the circumstances described in this clause (z), and provided further, that, no voluntary filing under the Exchange Act or other voluntary public announcement reporting a reduction in the beneficial ownership of Common Stock held by the undersigned shall be made by any party in connection with such disposition under this clause (z).

In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to the Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

This lock-up agreement shall lapse and become null and void in its entirety (a) if (i) either the Company, on the one hand, or the Representatives on behalf of the Underwriters, on the other hand, notifies the other in writing prior to the execution of the Underwriting Agreement that it does not intend to proceed with the Public Offering, (ii) the registration statement filed with the SEC with respect to the Public Offering is withdrawn, or (iii) for any reason, the Underwriting Agreement (other than the provisions thereof which survive termination) is terminated prior to the closing of the Public Offering or (b) if the Underwriting Agreement has not been executed by all parties by October 1, 2018.

[Signature page follows]

Very truly yours,

By:

Name:

Address:

[Signature Page – IFF Tangible Equity Unit Lock-up Agreement]